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                                                                  Exhibit (a)(4)

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL UNITS. THE OFFER IS BEING MADE SOLELY BY THE OFFER TO PURCHASE, DATED MAY 16, 2001, OF MADISON LIQUIDITY INVESTORS 114, LLC, AND THE RELATED AGREEMENT OF ASSIGNMENT AND TRANSFER AND IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, UNITHOLDERS RESIDING IN ANY JURISDICTION IN WHICH MAKING OR ACCEPTING THE OFFER WOULD VIOLATE THAT JURISDICTION'S LAWS. IN THOSE JURISDICTIONS WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE MADE ON BEHALF OF MADISON LIQUIDITY INVESTORS 114, LLC, IF AT ALL, ONLY BY ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                     NOTICE OF OFFER TO PURCHASE FOR CASH
                     UNITS OF LIMITED PARTNERSHIP INTEREST
                                      OF
                  MARRIOTT RESIDENCE INN LIMITED PARTNERSHIP
                                      AT
                                 $300 PER UNIT
                                      by
                     MADISON LIQUIDITY INVESTORS 114, LLC


  THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 5:00 P.M.,
      EASTERN DAYLIGHT TIME, JUNE 15, 2001, UNLESS THE OFFER IS EXTENDED.


  Madison Liquidity Investors 114, LLC (the "Purchaser") hereby seeks to acquire Units of limited partnership interest (the "Units") in Marriott Residence Inn Limited Partnership, a Delaware limited partnership (the "Partnership"). The Purchaser hereby offers to purchase up to 13,120 Units at $300 per Unit (the "Purchase Price"), in cash, reduced by any cash distributions made on or after May 16, 2001 (the "Offer Date"), with interest at the rate of 7% per annum from the Expiration Date (as defined below) to the date of payment, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Agreement of Assignment and Transfer, as each may be supplemented or amended from time to time (which together constitute the "Offer"). The Offer will expire at 5:00 p.m., Eastern Daylight Time, on June 15, 2001, or such other date to which the Offer may be extended (the "Expiration
Date").   This Offer is being made by the Purchaser solely for investment purposes and not for purposes of acquiring or influencing control of the business of the Partnership.

  If tendering Unitholders tender more than the number of Units that the Purchaser seeks to purchaser pursuant to the Offer, the Purchaser will take into account the number of Units so tendered and take up and pay for as nearly as may be tendered, pro rata, disregarding fractions, and in accordance with Partnership's Agreement of Limited Partnership, according to the number of Units tendered by each tendering Unitholder during the period during which the Offer remains open.

  All validly tendered Units that are not properly withdrawn prior to the Expiration Date, and not otherwise subject to proration, shall be paid to the Unitholder by the Purchaser in accordance with the terms and conditions of the Offer. The Purchaser has filed a Schedule TO with the United States Securities and Exchange Commission in connection with the Offer. The Purchaser's information contained in its filing on Schedule TO and the exhibits thereto are incorporated herein by reference.

  This Offer to Purchase is not conditioned upon any minimum number of Units being tendered. A Unitholder may tender any or all Units owned by such Unitholder as long as such tender does not otherwise violate the terms of the Limited Partnership Agreement of the Partnership.

  For purposes of the Offer, the Purchaser shall be deemed to have purchased tendered Units accepted for payment when the Purchaser is in receipt of the Partnership's confirmation that the transfer of Units has been effectuated and actual transfer of Units to the Purchaser has occurred.
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  If the Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The minimum period during which the Offer must remain open following any material change in the terms of the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to holders. Accordingly, if prior to the Expiration Date, the Purchaser increases (other than increases of not more than two percent of the outstanding Units) or decreases the number of Units being sought, or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to holders, the Offer will be extended at least until the expiration of such ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Daylight Time. The period of time during which the Offer is open may be extended by the Purchaser, at any time and from time to time. If the Purchaser extends the Offer, such extension will be followed by a press release or public announcement thereof, which will be issued no later than 9:00 a.m., Eastern Daylight Time, on the next business day after the scheduled Expiration Date.

  For withdrawal to be effective, a written notice of withdrawal must be timely received by the Purchaser (i.e., a valid notice of withdrawal must be received after May 16, 2001 but on or before June 15, 2001, or such other date to which this Offer may be extended) at the address set forth in the attached Agreement of Assignment and Transfer. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn and must be signed by the person(s) who signed the Agreement of Assignment and Transfer and must also contain a Medallion Signature Guarantee.

  In conjunction with this publication, a request of RIBM One, LLC, the general partner of the Partnership, has been made for the use of the list of Unitholders and security position listings for the purpose of disseminating this Offer to Unitholders. Tender offer materials will be mailed to Unitholders of record and will be furnished to brokers, banks and similar persons whose name appears or whose nominee appears on the list of Unitholders or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of such securities.

  The terms of the Offer are more fully set forth in the Offer to Purchase with respect to the Offer and the related Agreement of Assignment and Transfer (collectively, the "Tender Offer Documents"). The Tender Offer Documents contain terms and conditions, and the information required by Rule 14d-6(e)(1)(vii) under the Exchange Act, which are incorporated herein by reference.

  Questions and requests for assistance or additional copies of the offering material may be directed to the Purchaser, Madison Liquidity Investors 114, LLC, telephone 1-800-269-7313 (toll-free).

May 16, 2001